Exhibit 11 under Form N-1A
                                         Exhibit 23 under Item 601/Reg. S-K



                             COOPERS & LYBRAND

                    CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in Post-Effective Amendment No. 19 to the Registration Statement of the Equity 500 Index Fund (one of the Funds comprising BT Institutional Funds) on Form N-1A of our report dated January 27, 1997 on our audits of the financial statements and financial highlights of the Equity 500 Index Portfolio, which report is included in the Annual Report to Shareholders for the year ended December 31, 1996 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference in the Statement of Additional Information to our Firm under the caption `Counsel and Independent Accountants.''



By:  COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.

Kansas City, Missouri
March 11, 1997